Exhibit 99.1

RH REPORTS RECORD Fourth qUARTER and FISCAL 2015 FINANCIAL RESULTS

Fiscal 2015 Marks 6th Consecutive Year of Double-Digit Revenue and Adjusted Earnings Growth; Adjusted Operating Income Growth of 18% on Top of 43% Last Year; Adjusted Operating Margin Increased to Record 9.7%

Corte Madera, CA – March 29, 2016 – RH (Restoration Hardware Holdings, Inc. – NYSE:RH) today announced record financial results for the fourth quarter and fiscal year ended January 30, 2016.

The Company will post a video presentation between approximately 1:15 p.m. – 1:30 p.m. PT (4:15 p.m. – 4:30 p.m. ET) today highlighting its continued evolution and recent performance on the RH Investor Relations website at ir.restorationhardware.com.

Fiscal Year Highlights

•	Net revenues increased 13% on top of a 20% increase last year

•	Comparable brand revenues increased 11% on top of a 20% increase last year

•	Adjusted operating margin increased 40 basis points to 9.7%; GAAP operating margin of 8.8% compared to 8.9% for the same period last year

•	Adjusted net income increased 18% to $114.8 million; GAAP net income of $91.1 million compared to $91.0 million for the same period last year

•	Adjusted diluted EPS increased 15% to $2.72; GAAP diluted EPS of $2.16 compared to $2.20 for the same period last year

Fourth Quarter Highlights

•	Demand sales/written orders increased 21% on top of a 26% increase last year

•	Net revenues increased 11% on top of a 24% increase last year

•	Comparable brand revenues increased 9% on top of a 24% increase last year

•	Adjusted operating margin of 11.5% compared to 12.7% last year; GAAP operating margin of 10.4% compared to 12.9% for the same period last year

•	Adjusted net income of $41.2 million compared to $42.5 million last year; GAAP net income of $33.3 million compared to $42.5 million for the same period last year

•	Adjusted diluted EPS of $0.98 compared to $1.02 last year; GAAP diluted EPS of $0.79 compared to $1.02 for the same period last year

Gary Friedman, Chairman and Chief Executive Officer, provided the following commentary:

“2015 was another year of record performance for RH.  We reported record net revenues of $2.1 billion, up 13% on top of a 20% increase a year ago, and up nearly $1 billion from our initial public offering in 2012.  Our adjusted operating income grew 18% to $205 million, on top of a 43% increase last year.  Adjusted operating margins reached a record 9.7%, among the highest in our industry, and up from 5.8% at the time of our IPO just three years ago.

While our fourth quarter demand sales/written orders were up a strong 21%, on top of up 26% last year, our delivered net revenues increased only 11% in the quarter, on top of up 24% last year, representing a shortfall to our plan.  There are three key factors that had a negative effect on our fourth quarter results.  First, while the initial response to RH Modern has been outstanding, we are experiencing shipping delays as certain vendors are struggling to ramp up production of this new product line.  We expect these vendors to be substantially caught up by the end of the first half.  Second, we continue to see underperformance in markets affected by energy, oil, or currency fluctuations – specifically, Texas, Miami, and Canada – representing a drag of 4 points to total Company revenues in the second half, which has weakened to a 5 point drag quarter to date in Q1.  Third, our attempts to drive incremental revenue through increased promotional activity in the fourth quarter were less successful than in prior periods, signaling a further pullback by the high-end consumer.

While there is certainly a fair amount of bad news in the quarter, we believe the good news greatly outweighs the bad when you put it into the context of our long-term growth strategy.  Despite the headwinds, our two key value driving strategies – the expansion of our product offer and the transformation of our real estate – are working exceptionally well.  The strong response to RH Modern, both in retail and direct, indicates this can quickly become a billion dollar plus brand.  All of our new next generation Design Galleries are exceeding plan – with the one-year anniversary of Atlanta, plus the openings of Chicago, Denver, and Tampa, we continue to demonstrate that our strategy to transform our 7,500 square foot legacy stores into 45,000 to 60,000 square foot next generation Design Galleries will drive meaningful growth over the next 7 to 10 years.

We are clearly operating in different market conditions than a year ago, and believe it requires us to adjust our strategies to optimize performance in the short term, while positioning the Company for long-term value creation.  Our key priorities for fiscal 2016 are centered on the optimization of our core business by improving in-stocks for RH Modern and our core newness launching this Fall, elevating our end-to-end customer experience, optimizing our inventory and working capital, being opportunistic with real estate to achieve improved deal terms, and changing the promotional cadence via the launch of the RH Grey Card.  We believe what should change in this environment, is the pace at which we deploy our investments, with a focus on optimizing returns and cash flow generation in fiscal 2016.

At RH, our most significant transformative moves have occurred during periods of uncertainty and believe we will exit this year with a better brand and business than when we entered.  Brands and businesses, like people, become great, not because they do not have failures or fears, but because they continue on despite them.  We remain confident in our long term goal of reaching $4 billion to $5 billion in North American revenues, mid-teens operating margins, significant free cash flow and industry-leading return on invested capital.”

Fiscal 2015 Results

Revenue - Net revenues for fiscal 2015 increased 13% to $2.109 billion from $1.867 billion in fiscal 2014.

•	Comparable brand revenue growth, which includes direct, was 11% in fiscal 2015 on top of 20% for the same period last year.
•	Stores revenues increased 16% to $1.084 billion in fiscal 2015. This growth is on top of a 14% increase in stores revenues in fiscal 2014.
•

Direct revenues increased 10% to $1.025 billion in fiscal 2015.  This growth is on top of a 28% increase in direct revenues in fiscal 2014.  Direct revenues in fiscal 2015 represented 49% of total net revenues.

Revenue Metrics*

	Twelve Months Ended
	January 30, 2016	January 31, 2015
Stores as a percentage of net revenues	51%	50%
Direct as a percentage of net revenues	49%	50%
Growth in net revenues:
Stores	16%	14%
Direct	10%	28%
Total	13%	20%
Comparable brand revenue growth	11%	20%

* See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.

Retail Galleries - As of January 30, 2016, the Company operated a total of 69 retail galleries, consisting of 53 legacy Galleries, 6 larger format Design Galleries, 4 next generation Design Galleries, 1 RH Modern Gallery, and 5 Baby & Child Galleries, as well as 17 outlet stores, throughout the United States and Canada.  This compares to a total of 67 retail galleries, consisting of 57 legacy Galleries, 7 larger format Design Galleries and 3 Baby & Child Galleries, as well as 17 outlet stores, as of January 31, 2015.

Retail Gallery Metrics*

	Twelve Months Ended
	January 30, 2016		January 31, 2015
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	67	607	70	554
Retail galleries opened
Tampa Temporary Gallery	1	4.3	—	—
Baby & Child West Palm Beach Gallery	1	2.5	—	—
Baby & Child Greenwich Gallery	1	4.2	—	—
Chicago next generation Design Gallery	1	44.8	—	—
Denver next generation Design Gallery	1	46.4	—	—
Los Angeles RH Modern Gallery	1	12.8	—	—
Tampa next generation Design Gallery	1	36.1	—	—
San Diego Temporary Gallery	1	5.7	—	—
Greenwich Design Gallery	—	—	1	14.0
New York Expansion	—	—	—	13.3
Los Angeles (Melrose Ave) larger format Design Gallery	—	—	1	25.2
Atlanta next generation Design Gallery	—	—	1	46.1
Retail galleries closed
Tampa Legacy Gallery	(1)	(6.1)	—	—
Chicago (Deer Park) Legacy Gallery	(1)	(6.1)	—	—
Chicago (Lincoln Park) Legacy Gallery	(1)	(8.4)	—	—
Denver Legacy Gallery	(1)	(7.5)	—	—
Tampa Temporary Gallery	(1)	(4.3)	—	—
San Diego Legacy Gallery	(1)	(6.8)	—	—
Berkeley Legacy Gallery	—	—	(1)	(5.6)
West Nyack Legacy Gallery	—	—	(1)	(6.4)
Greenwich Legacy Gallery	—	—	(1)	(5.0)
Los Angeles (Beverly Blvd) larger format Design Gallery	—	—	(1)	(13.8)
Atlanta Legacy Gallery	—	—	(1)	(7.3)
Providence Legacy Gallery	—	—	(1)	(7.1)
End of period	69	725	67	607
% Growth		19%		10%

Weighted-average leased selling square footage		641		572
% Growth		12%		9%

* See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.
Total leased square footage as of January 30, 2016 and January 31, 2015 was 1,011,000 and 861,000, respectively.
Weighted-average leased square footage for the twelve months ended January 30, 2016 and January 31, 2015 was 904,000 and 821,000, respectively.
Retail sales per leased selling square foot for the twelve months ended January 30, 2016 and January 31, 2015 was $1,463 and $1,413, respectively.

Operating Income and Margin** - Adjusted operating income in fiscal 2015 increased 18% to $204.6 million compared to $173.4 million in fiscal 2014. Adjusted operating margin in fiscal 2015 increased 40 basis points to 9.7% from 9.3% for the same period last year. On an unadjusted basis, GAAP operating income was $185.6 million in fiscal 2015 compared to $165.7 million for the same period last year and GAAP operating margin was 8.8% compared to 8.9% for the same period last year.

Net Income** - Adjusted net income in fiscal 2015 increased 18% to $114.8 million from $97.6 million in fiscal 2014.  On an unadjusted basis, GAAP net income for fiscal 2015 was $91.1 million compared to $91.0 million for the same period last year.

Earnings Per Share** - Adjusted diluted EPS for fiscal 2015 increased 15% to $2.72 from $2.36 for the same period last year.  On an unadjusted basis, GAAP diluted EPS for fiscal 2015 was $2.16 compared to $2.20 for the same period last year.

Fourth Quarter Fiscal 2015 Results

Demand Sales and Revenue - Demand sales/written orders booked during the fourth quarter of fiscal 2015 increased 21% on top of 26% last year. Net revenues for the fourth quarter of fiscal 2015 increased 11% to $647.2 million from $582.7 million in the fourth quarter of fiscal 2014.

•	Comparable brand revenue growth, which includes direct, was 9% in the fourth quarter of fiscal 2015 on top of 24% for the same period last year.
•	Stores revenues increased 15% to $318.8 million in the fourth quarter of fiscal 2015. This growth is on top of a 14% increase in stores revenues in the fourth quarter of fiscal 2014.
•

Direct revenues increased 8% to $328.4 million in the fourth quarter of fiscal 2015.  This growth is on top of a 33% increase in direct revenues in the fourth quarter of fiscal 2014.  Direct revenues during the fourth quarter of fiscal 2015 represented 51% of total net revenues.

Revenue Metrics*

	Three Months Ended
	January 30, 2016	January 31, 2015
Stores as a percentage of net revenues	49%	48%
Direct as a percentage of net revenues	51%	52%
Growth in net revenues:
Stores	15%	14%
Direct	8%	33%
Total	11%	24%
Comparable brand revenue growth	9%	24%

* See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.

Operating Income and Margin** - Adjusted operating income in the fourth quarter of fiscal 2015 increased to $74.2 million compared to $73.8 million in the fourth quarter of fiscal 2014. Adjusted operating margin in the fourth quarter of fiscal 2015 was 11.5% compared to 12.7% for the same period last year. On an unadjusted basis, GAAP operating income was $67.2 million in the fourth quarter of fiscal 2015 compared to $75.3 million for the same period last year and GAAP operating margin was 10.4% compared to 12.9% for the same period last year.

Net Income** - Adjusted net income in the fourth quarter of fiscal 2015 declined to $41.2 million from $42.5 million in the fourth quarter of fiscal 2014.  On an unadjusted basis, GAAP net income for the fourth quarter of fiscal 2015 was $33.3 million compared to $42.5 million for the same period last year.

Earnings Per Share** - Adjusted diluted EPS for the fourth quarter of fiscal 2015 decreased to $0.98 from $1.02 for the same period last year.  On an unadjusted basis, GAAP diluted EPS for the fourth quarter of fiscal 2015 was $0.79 compared to $1.02 for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables accompanying this release.

Outlook

The Company’s results for fiscal 2016 will be impacted by certain investments related to its initiative to elevate the customer experience, largely related to customer accommodations due to RH Modern production delays, which are expected to be an approximate $15 million reduction in net revenues and $0.22 reduction in adjusted diluted EPS in fiscal 2016.

The Company is providing the following outlook for the first quarter fiscal 2016 (including an approximate $8 million – $10 million net revenue and $0.12 to $0.15 adjusted diluted EPS reduction per the above mentioned factors):

•	Net revenues in the range of $452 million to $456 million
•	Adjusted net income in the range of $1.6 million to $2.5 million
•	Adjusted diluted EPS in the range of $0.04 to $0.06
•	Income tax rate of approximately 39%
•	Diluted shares outstanding of approximately 41 million

The Company is providing the following outlook for fiscal year 2016 (including an approximate $15 million net revenue and $0.22 adjusted diluted EPS reduction per the above mentioned factors):

•	Net revenues growth in the low to mid-single digit range
•	Adjusted diluted EPS is expected to be roughly flat to slightly down versus the prior year
•	Capital expenditures in the range of $175 million to $200 million
•	Free cash flow positive

Note: The Company’s adjusted net income and adjusted diluted EPS guidance does not include certain charges and costs, such as for unusual items. The adjustments to net income and diluted EPS in future periods are generally expected to be similar to the kinds of charges and costs excluded from adjusted net income and adjusted diluted EPS in prior quarters.

Video Presentation and Q&A Conference Call Information

Accompanying this release, RH will today post a video presentation highlighting the Company’s fourth quarter and fiscal 2015 performance and outlook on the Company’s Investor Relations website, ir.restorationhardware.com.  Management will then host a live question and answer conference call at 2:30 p.m. PT (5:30 p.m. ET).  Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.restorationhardware.com. A replay of the question and answer session conference call will be available through April 11, 2016 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 72601507, as well as on the Company’s investor relations website.

About RH

RH (Restoration Hardware Holdings, Inc. – NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com.

**Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted EPS (collectively, “non-GAAP financial measures”).  We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.  The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.  The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release.  These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.  With respect to the Company’s non-GAAP guidance for the first quarter of fiscal 2016 and the fiscal year ending January 28, 2017, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various non-recurring and recurring reconciling items.  For previous periods, such non-recurring and recurring reconciling items included non-cash and other one-time compensation expense, one-time income tax expense, and legal claim related expenses, among others. Certain items that impact these measures have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and as a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort.

Forward-Looking Statements

This release and the accompanying video presentation contain forward-looking statements within the meaning of the federal securities laws including statements related to our future financial guidance, including for the first quarter of fiscal 2016 and the fiscal year ended January 28, 2017, including revenues, net income, EPS and capital expenditures, and our expectations concerning the financial impact in fiscal 2016 of the investments related to customer accommodations, and higher cancellation rates due to RH Modern production delays, and our overall initiative to elevate the customer experience; the Company’s ability to turn orders into revenues in the first half of fiscal 2016; statements regarding future product demand; statements regarding future sourcebook mailings; statements regarding the expected benefits to the Company of the RH Grey Card; statements regarding the Company’s ability to effectively work with its vendors and such vendors’ ability to increase production; statements regarding the Company’s expectations for RH Modern and RH Teen as brands, including that RH Modern can become a billion dollar plus brand; statements regarding future inventory levels; statements regarding future store openings; and statements regarding the Company’s confidence in the long-term opportunity to reach $4 to $5 billion in North American sales and mid-teens operating margins, significant free cash flow and industry-leading return on invested capital; the Company’s confidence in its strategies of expanding product assortment and transformation of its real estate, and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, our ability to retain key personnel; successful implementation of our growth strategy; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; factors affecting our outstanding convertible senior notes; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ most recent Form 10-K filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov.  Any forward-looking statement made by us in this press release speaks only as of the date on which we make it.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	Reported January 30, 2016	Adjustments	Adjusted January 30, 2016	% of Net Revenues	Reported January 31, 2015	Adjustments	Adjusted January 31, 2015	% of Net Revenues
Net revenues	$647,208	$—	$647,208	100.0%	$582,727	$—	$582,727	100.0%
Cost of goods sold [a]	422,947	(6,190)	416,757	64.4%	364,584	—	364,584	62.6%
Gross profit	224,261	6,190	230,451	35.6%	218,143	—	218,143	37.4%
Selling, general and administrative expenses [a]	157,028	(738)	156,290	24.1%	142,818	1,500	144,318	24.7%
Income from operations	67,233	6,928	74,161	11.5%	75,325	(1,500)	73,825	12.7%
Interest expense—net [b]	11,619	(6,193)	5,426	0.9%	5,939	(2,943)	2,996	0.5%
Income before income taxes	55,614	13,121	68,735	10.6%	69,386	1,443	70,829	12.2%
Income tax expense [c]	22,312	5,251	27,563	4.2%	26,861	1,471	28,332	4.9%
Net income [d]	$33,302	$7,870	$41,172	6.4%	$42,525	$(28)	$42,497	7.3%

Weighted-average shares used in computing basic net income per share	40,522,242		40,522,242		39,734,145		39,734,145
Basic net income per share	$0.82		$1.02		$1.07		$1.07

Weighted-average shares used in computing diluted net income per share	42,225,070		42,225,070		41,777,509		41,777,509
Diluted net income per share	$0.79		$0.98		$1.02		$1.02

[a]

Adjustments for the three months ended January 30, 2016 represent the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards. Adjustment for the three months ended January 31, 2015 includes a reversal of estimated expenses associated with the legal claim mentioned above based on a revision of estimated class member response.

[b]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their respective terms. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.8 million and $0.2 million during the three months ended January 30, 2016 and January 31, 2015, respectively.

[c]

The adjustment for the three months ended January 30, 2016 represents the tax effect of the adjusted items based on our effective tax rate of 40.1%. The three months ended January 31, 2015 includes an adjustment to calculate income tax expense at a pro forma 40% effective tax rate.

[d]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Twelve Months Ended
	Reported January 30, 2016	Adjustments	Adjusted January 30, 2016	% of Net Revenues	Reported January 31, 2015	Adjustments	Adjusted January 31, 2015	% of Net Revenues
Net revenues	$2,109,006	$—	$2,109,006	100.0%	$1,867,422	$—	$1,867,422	100.0%
Cost of goods sold [a]	1,356,314	(17,214)	1,339,100	63.5%	1,176,648	—	1,176,648	63.0%
Gross profit	752,692	17,214	769,906	36.5%	690,774	—	690,774	37.0%
Selling, general and administrative expenses [a]	567,131	(1,832)	565,299	26.8%	525,048	(7,700)	517,348	27.7%
Income from operations	185,561	19,046	204,607	9.7%	165,726	7,700	173,426	9.3%
Interest expense—net [b]	35,677	(19,803)	15,874	0.8%	17,551	(6,852)	10,699	0.6%
Income before income taxes	149,884	38,849	188,733	8.9%	148,175	14,552	162,727	8.7%
Income tax expense [c]	58,781	15,180	73,961	3.5%	57,173	7,918	65,091	3.5%
Net income [d]	$91,103	$23,669	$114,772	5.4%	$91,002	$6,634	$97,636	5.2%

Weighted-average shares used in computing basic net income per share	40,190,448		40,190,448		39,457,491		39,457,491
Basic net income per share	$2.27		$2.86		$2.31		$2.47

Weighted-average shares used in computing diluted net income per share	42,256,559		42,256,559		41,378,210		41,378,210
Diluted net income per share	$2.16		$2.72		$2.20		$2.36

[a]

Adjustments represent charges incurred or the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.

[b]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the 2019 Notes and for the 2020 Notes, we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their respective terms. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $2.3 million and $1.1 million during the twelve months ended January 30, 2016 and January 31, 2015, respectively.

[c]

The adjustment for the twelve months ended January 30, 2016 represents the tax effect of the adjusted items based on our effective tax rate of 39.2%. The twelve months ended January 31, 2015 includes an adjustment to calculate income tax expense at a pro forma 40% effective tax rate.

[d]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Diluted net income per share	$0.79	$1.02	$2.16	$2.20
EPS impact of adjustments (pre-tax) [a]:
Legal claim	$0.16	$(0.04)	$0.45	$0.19
Amortization of debt discount	0.15	0.07	0.47	0.16
Subtotal adjusted items	0.31	0.03	0.92	0.35
Impact of income tax on adjusted items [a]	(0.12)	(0.03)	(0.36)	(0.19)
Adjusted diluted net income per share [b]	$0.98	$1.02	$2.72	$2.36

[a]	Refer to tables titled “Reconciliation of Adjusted Income Statement Items” and the related footnotes for additional information.
[b]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
GAAP net income	$33,302	$42,525	$91,103	$91,002
Adjustments (pre-tax) [a]:
Legal claim	$6,928	$(1,500)	$19,046	$7,700
Amortization of debt discount	6,193	2,943	19,803	6,852
Subtotal adjusted items	13,121	1,443	38,849	14,552
Impact of income tax on adjusted items [a]	(5,251)	(1,471)	(15,180)	(7,918)
Adjusted net income [b]	$41,172	$42,497	$114,772	$97,636

[a]	Refer to tables titled “Reconciliation of Adjusted Income Statement Items” and the related footnotes for additional information.
[b]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net income	$33,302	$42,525	$91,103	$91,002
Interest expense—net	11,619	5,939	35,677	17,551
Income tax expense	22,312	26,861	58,781	57,173
Operating income	67,233	75,325	185,561	165,726
Legal claim [a]	6,928	(1,500)	19,046	7,700
Adjusted operating income	$74,161	$73,825	$204,607	$173,426

Net revenues	$647,208	$582,727	$2,109,006	$1,867,422
Operating margin [b]	10.4%	12.9%	8.8%	8.9%
Adjusted operating margin [b]	11.5%	12.7%	9.7%	9.3%

[a]	Refer to tables titled “Reconciliation of Adjusted Income Statement Items” and the related footnotes for additional information.
[b]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Twelve Months Ended
	January 30, 2016	% of Net Revenues	January 31, 2015	% of Net Revenues	January 30, 2016	% of Net Revenues	January 31, 2015	% of Net Revenues
Net revenues	$647,208	100.0%	$582,727	100.0%	$2,109,006	100.0%	$1,867,422	100.0%
Cost of goods sold	422,947	65.3%	364,584	62.6%	1,356,314	64.3%	1,176,648	63.0%
Gross profit	224,261	34.7%	218,143	37.4%	752,692	35.7%	690,774	37.0%
Selling, general and administrative expenses	157,028	24.3%	142,818	24.5%	567,131	26.9%	525,048	28.1%
Income from operations	67,233	10.4%	75,325	12.9%	185,561	8.8%	165,726	8.9%
Interest expense—net	11,619	1.8%	5,939	1.0%	35,677	1.7%	17,551	1.0%
Income before income taxes	55,614	8.6%	69,386	11.9%	149,884	7.1%	148,175	7.9%
Income tax expense	22,312	3.5%	26,861	4.6%	58,781	2.8%	57,173	3.0%
Net income	$33,302	5.1%	$42,525	7.3%	$91,103	4.3%	$91,002	4.9%

Weighted-average shares used in computing basic net income per share	40,522,242		39,734,145		40,190,448		39,457,491
Basic net income per share	$0.82		$1.07		$2.27		$2.31

Weighted-average shares used in computing diluted net income per share	42,225,070		41,777,509		42,256,559		41,378,210
Diluted net income per share	$0.79		$1.02		$2.16		$2.20

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 30, 2016	January 31, 2015
ASSETS
Cash and cash equivalents	$349,897	$148,934
Short-term investments	130,801	62,168
Merchandise inventories	725,392	559,297
Other current assets	107,587	113,941
Total current assets	1,313,677	884,340
Long-term investments	22,054	18,338
Property and equipment—net	515,605	390,844
Goodwill and intangible assets	172,837	172,978
Other non-current assets	64,299	59,499
Total assets	$2,088,472	$1,525,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$280,714	$235,159
Other current liabilities	171,841	109,137
Total current liabilities	452,555	344,296
Convertible senior notes due 2019—net	298,267	284,388
Convertible senior notes due 2020—net	221,534	—
Financing obligations under build-to-suit lease transactions	146,621	124,770
Other non-current obligations	83,335	69,629
Total liabilities	1,202,312	823,083

Stockholders’ equity	886,160	702,916
Total liabilities and stockholders’ equity	$2,088,472	$1,525,999

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended
	January 30, 2016	January 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$91,103	$91,002
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,595	34,463
Amortization of debt discount	22,114	7,969
Stock-based compensation expense	24,223	17,072
Other non-cash items	(12,815)	(12,386)
Change in assets and liabilities:
Merchandise inventories	(166,505)	(106,036)
Accounts payable, accrued expenses and other	139,171	50,407
Net cash provided by operating activities	141,886	82,491

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(119,461)	(110,359)
Acquisition of buildings and land	(13,999)	—
Construction related deposits	(20,049)	(9,250)
Purchase of trademarks and domain names	(339)	(453)
Purchase of investments—net of maturities	(73,549)	(80,486)
Net cash used in investing activities	(227,397)	(200,548)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments under revolving line of credit	—	(85,425)
Revolving line of credit deferred financing fees	—	(2,133)
Proceeds from issuance of convertible senior notes	296,250	350,000
Proceeds from issuance of warrants	30,390	40,390
Purchase of convertible notes hedges	(68,250)	(73,325)
Debt issuance costs related to convertible senior notes	(2,382)	(5,385)
Borrowings under build-to-suit lease transactions	—	1,776
Payments on capital leases	(248)	(1,803)
Proceeds from exercise of stock options	25,606	16,400
Excess tax benefit from exercise of stock options	10,443	16,421
Tax withholdings related to issuance of stock-based awards	(5,027)	(3,116)
Net cash provided by financing activities	286,782	253,800
Effects of foreign currency exchange rate translation	(308)	(198)
Net increase in cash and cash equivalents	200,963	135,545
Cash and cash equivalents
Beginning of period	148,934	13,389
End of period	$349,897	$148,934

RESTORATION HARDWARE HOLDINGS, INC.

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Twelve Months Ended
	January 30, 2016	January 31, 2015
Net cash provided by operating activities	$141,886	$82,491
Capital expenditures	(119,461)	(110,359)
Acquisition of buildings and land	(13,999)	—
Construction related deposits	(20,049)	(9,250)
Purchase of trademarks and domain names	(339)	(453)
Borrowings under build-to-suit lease transactions	—	1,776
Payments on capital leases	(248)	(1,803)
Free cash flow [a]	$(12,210)	$(37,598)

[a]

Free cash flow is calculated as net cash provided by operating activities less capital expenditures, acquisition of buildings and land, construction related deposits, purchase of trademarks and domain names, borrowings under build-to-suit lease transactions, and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions.